RECEIVED
2001 APR 18 PM 3:17
SECRETARY OF STATE
STATE OF COLORADO

AMENDED & RESTATED ARTICLES OF INCORPORATION

OF

GLOBAL MED TECHNOLOGIES, INC.

April 16, 2001

These Amended & Restated Articles of Incorporation were approved by the shareholders of Global Med Technologies, Inc. on April 16, 2001, and the number of votes cast for these Amended & Restated Articles of Incorporation by each voting group entitled to vote separately on these Amended and Restated Articles was sufficient for approval by that voting group. These Amended & Restated Articles of Incorporation amend, consolidate, restate and supercede original Articles of Incorporation of Global Med Technologies, Inc., and all previous amendments and supplements thereto.

ARTICLE I
NAME

The name of the corporation is:

Global Med Technologies, Inc.

ARTICLE II
CAPITAL

The aggregate number of shares of all classes of capital stock which this corporation shall have authority to issue is 100,000,000 shares, of which 10,000,000 shares shall be shares of Preferred Stock, par value $.01 per share, and 90,000,000 shares shall be shares of Common Stock, $.01 par value per share.

Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Colorado Business Corporation Act by the Board of Directors.

These Amended and Restated Articles of Incorporation include Exhibit A attached hereto, which sets forth the designations, preferences, limitations, and relative rights of the corporation's Series A Preferred Stock.

Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends on the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and nonassessable.

ARTICLE III
PREEMPTIVE RIGHTS

A shareholder of the corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE IV
CUMULATIVE VOTING

A shareholder of the corporation shall not be entitled to cumulative voting.

ARTICLE V
INDEMNIFICATION

The corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or

officer of the corporation or, while serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The corporation also shall indemnify any person who is serving or has served the corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VI
LIMITATION OF DIRECTOR LIABILITY

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7-108-403 of the Colorado Business Corporation Act or any amended or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. If the Colorado Business Corporation Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VII
MEETINGS/VOTING OF SHAREHOLDERS

Meetings of shareholders shall be held at such time and place as provided in the bylaws of the corporation. At all meetings of the shareholders, one-third of all shares entitled to vote at the meeting shall constitute a quorum.

With respect to any action to be taken by the shareholders of this corporation which pursuant to statute requires the vote of two-thirds of the outstanding shares entitled to vote thereon, an affirmative vote of a majority of the outstanding shares entitled to vote thereon, or of any class or series, shall be required.

ARTICLE VIII
CLASSIFICATION OF DIRECTORS

The Board of Directors shall be divided into three classes on the dates and in the manner set forth below. Each class of Directors shall consist, as nearly as possible, of one-third of the total number of Directors. The Class I Directors term shall expire at the first Annual Meeting of Shareholders to be held in 1998; the Class II Directors term shall expire at the second Annual

Meeting of Shareholders to be held in 1999; the Class III Directors term shall expire at the third Annual Meeting of Shareholders to be held in 2000. Upon expiration of the initial staggered terms, Directors will be elected for three years to succeed those Directors whose terms expire. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders. Vacancies which occur during the year may be filled by the Board of Directors to serve for the remainder of the initial term of each class.

Dated this 16th day of April, 2001.

GLOBAL MED TECHNOLOGIES, INC.

By ____________________
Michael I. Ruxin, Chairman of the
Board and Chief Executive Officer

Document Processing Fee
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If document is filed electronically: $ .99
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For electronic filing and to obtain copies of filed documents visit www.sos.state.co.us
Deliver paper documents to:
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Paper documents must be typed or machine printed.

20041228451 M
$ 25.00
SECRETARY OF STATE
07-02-2004 15:50:49

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19891060626

1. Entity name: Global Med Technologies, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, make the applicable selection)*:
☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic

statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Geist	Kim	-	Ms.
(Last)	*(First)*	*(Middle)*	*(Suffix)*

12600 West Colfax Avenue
(Street name and number or Post Office information)
Suite C-420

Lakewood	CO	80215
(City)	*(State)*	*(Postal/Zip Code)*

(Province – if applicable) *(Country – if not US)*

Kim Geist
6/30/04
Corporate Secretary

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPRATION
OF
GLOBAL MED TECHNOLOGIES, INC.

SERIES AA CONVERTIBLE PREFERRED STOCK AND SERIES BB CONVERTIBLE PREFERRED STOCK AND SERIES A PREFERRED STOCK

GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation, pursuant to the applicable provisions of C.R.S. Section(s) 7-106-102 and 7-110-102 of the Colorado Business Corporations Act, and Article II of the corporation's Articles of Incorporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

1. The name of the corporation is Global Med Technologies, Inc.

2. The text of the amendment creating the Series AA Convertible Preferred Stock and Series BB Convertible Preferred Stock of the corporation, and setting forth the designations, preferences, limitations and relative rights thereof and of the corporation's existing Series A Preferred Stock is attached as Exhibits A, B and C hereto, respectively, and incorporated herein by this reference.

3. The amendment was adopted on June 10, 2004.

4. The amendment was duly adopted by the Board of Directors of the corporation.

5. Although shares of the corporation have been issued, shareholder action/approval was not required for the amendment.

6. The amendment is effective on the date of filing of these Articles of Amendment with the Colorado Secretary of State.

IN WITNESS WHEREOF, the undersigned corporation hereby causes these Articles of Amendment to be executed and delivered to the Colorado Secretary of State for filing.

Date: June 10, 2004

GLOBAL MED TECHNOLOGIES, INC.

By: ______________________
Michael I. Ruxin, M.D., Chairman of the Board and Chief Executive Officer

Address: 12600 W. Colfax Ave., Suite C-420
Lakewood, Colorado 80215

EXHIBIT A

GLOBAL MED TECHNOLOGIES, INC.

DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF SERIES AA CONVERTIBLE PREFERRED STOCK

Pursuant to the authority expressly granted to and vested in the Board of Directors of Global Med Technologies, Inc. (the "Corporation") under the Colorado Business Corporations Act and by Article II of the Corporation's Articles of Incorporation (the "Articles"), there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, $.01 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

I.

DESIGNATION AND AMOUNT

A series of convertible preferred stock is hereby designated as "Series AA Convertible Preferred Stock" in the amount of Three Million Five Hundred Thousand (3,500,000) shares (the "Series AA Preferred Stock").

II.

RANK

The Series AA Preferred Stock shall be senior to the Corporation's common stock, $.01 par value (the "Common Stock"), and all other series, existing and future, of preferred stock, including, without limitation, the Corporation's Series A Preferred Stock.

III.

DIVIDENDS

Each holder of outstanding shares of Series AA Preferred Stock shall be entitled to receive mandatory cash dividends that are paid quarterly, out of funds of the Corporation legally available therefor, on the first day of March, June, September, and December of each year, commencing June 1, 2004 (the "Series AA Preferential Dividend"), at the following rates:

i. Dividends payable for the first year (March 1, 2004 through February 28, 2005) shall accrue and be payable at a simple (non-compounded) rate of $0.15 (fifteen cents) per annum per share of Series AA Preferred Stock outstanding.

ii. Thereafter, dividends shall accrue and be payable at a simple (non-compounded) rate of $0.21 (twenty-one cents) per annum per share of Series AA Preferred Stock outstanding.

IV.

PREFERENCE ON LIQUIDATION

A. Series AA Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the outstanding shares of Series AA Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, and before any payment is made in respect of the shares of Common Stock or any other series, existing or future, of preferred stock, an amount equal to $1.00 per share of Series AA Preferred Stock, with the number of shares appropriately adjusted in accordance with the provisions of Article VI (the "Series AA Preference Price").

B. Certain Transactions. The following shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Article IV:

1. A merger, consolidation or reorganization of the Corporation;

2. A sale or other transfer of all or substantially all of the Corporation's assets;

3. A sale of any or all of the Corporation's capital stock;

4. A purchase or redemption of any or all of the Corporation's capital stock; or

5. The Corporation's payment of a dividend or distribution from funds legally available therefor.

V.

VOTING

Except as otherwise required by law or expressly provided herein, the holders of Series AA Preferred Stock shall be entitled to one vote per share of Series AA Preferred Stock on any matters submitted or required to be submitted to a vote of the shareholders of the Corporation. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series AA Preferred Stock and Common Stock shall vote together and not as separate classes.

VI.

CONVERSION

The holders of the outstanding shares of Series AA Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

A. Right to Convert. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, to shares of the Corporation's common stock at any time, in whole or in part, upon written notice to the Corporation, at the rate of two and two hundred and twenty-two thousandths (2.222) shares of common stock per share of Series AA Preferred Stock (the "Series AA Conversion Rate").

B. Mechanics of Conversion. Each holder of outstanding shares of Series AA Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series AA Preferred Stock being converted (the "Conversion Notice"). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares of Series AA Preferred Stock being converted. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series AA Preferred Stock to be converted together with the Conversion Notice (the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

C. Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series AA Preferred Stock was filed with the Colorado Secretary of State (the "Filing Date") effects a division of the outstanding shares of Common Stock, the Series AA Conversion Rate shall be proportionately increased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the Series AA Conversion Rate shall be proportionately decreased. Any adjustment under this Section C shall be effective on the close of business on the date such division or combination becomes effective.

D. Adjustment for Certain Dividends and Distributions. If the Corporation at any time, or from time to time, after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Series AA Conversion Rate shall be increased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by dividing the Series AA Conversion Rate by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date, and (2) the denominator of which shall be (a) the total number of shares of Common Stock

outstanding immediately prior to the time of such payment or the close of business on such record date plus (b) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series AA Conversion Rate shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and, thereafter, the Series AA Conversion Rate shall be decreased pursuant to this Section D as of the date or dates of actual payment of such dividend or distribution.

E. Adjustments for Other Dividends and Distributions. If the Corporation at any time, or from time to time, after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation other than (i) shares of Common Stock or (ii) rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of outstanding shares of Series AA Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their respective shares of Series AA Preferred Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual Conversion Date of their shares, retained such securities, subject to all other adjustments called for during such period under this Article VI with respect to the rights of the holders of the outstanding shares of Series AA Preferred Stock.

F. Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Filing Date, the number of shares of Common Stock issuable upon conversion of the shares of Series AA Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article VI), then in any such event each holder of outstanding shares of Series AA Preferred Stock shall have the right thereafter to convert such shares of Series AA Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series AA Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Article VI.

G. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Article VI), a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that: (i) the holders of outstanding shares of Series AA Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or

other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series AA Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in accordance with the provisions of this Article VI with respect to the rights of the holders of the outstanding shares of Series AA Preferred Stock after the capital reorganization, merger, consolidation, or sale; and (ii) the provisions of this Article VI (including adjustment of the Series AA Conversion Rate and the number of shares into which the shares of Series AA Preferred Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Rates and number of shares as may be practicable.

H. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series AA Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

VII.

RESTRICTIONS AND LIMITATIONS

So long as any shares of Series AA Preferred Stock remain outstanding, the Corporation, without the approval by vote or written consent of the holders of a majority of the then outstanding shares of Series AA Preferred Stock, voting as a separate class, shall not take any action that would:

A. Alter or change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series AA Preferred Stock, or

B. Increase the authorized number of shares of the Series AA Preferred Stock.

VIII.

RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION

The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series AA Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series AA Preferred Stock.

IX.

PAYMENT OF TAXES UPON CONVERSION

The holder of shares of Series AA Preferred Stock shall pay any and all taxes, including, without limitation, issue, transfer and income taxes, and other governmental charges that may be imposed on the holder in respect of the issue or delivery of shares of Common Stock upon conversion of such shares of Series AA Preferred Stock. Neither the Corporation nor the holder shall pay any taxes imposed on the other party.

X.

REDEMPTION

A. At any time after March 1, 2006, upon thirty (30) days prior written notice to the Corporation, holders of Series AA Preferred Stock shall have the right to cause the Corporation to redeem their Series AA Preferred Stock, in whole or in part, at a cash redemption price of One Dollar ($1.00) per share. The Corporation's obligation to redeem shares of Series AA Preferred Stock under this Section A shall be specifically dependent and contingent upon the surrender of the original certificate(s) representing such shares.

B. At any time prior to conversion pursuant to Article VI hereof, upon thirty (30) days prior written notice, the Corporation shall have the right to redeem the outstanding shares of Series AA Preferred Stock, in whole or in part, at a cash redemption price of One Dollar ($1.00) per share; provided, however, that the Corporation shall not be entitled to redeem shares of Series AA Preferred Stock unless, on the date of such notice, any accrued and unpaid dividends (including any accrued and unpaid dividends up to the day of redemption) on the shares of Series AA Preferred Stock being redeemed are paid prior to redemption. Redemption of shares of Series AA Preferred Stock by the Corporation under this Section B shall not be dependent or otherwise contingent upon the surrender of the original certificate(s) representing such shares.

C. The Corporation shall redeem all outstanding Series AA Preferred Stock at a redemption price of $1.00 per share of Series AA Preferred Stock on March 1, 2009.

D. The Corporation shall pay the redemption price to the holder of the shares of Series AA Preferred Stock within thirty (30) days of the surrender of the original certificate(s) representing the Series AA Preferred Stock being redeemed. Other than as set forth herein, the Series AA Preferred Stock shall not be subject to further calls or assessments by the Corporation. The Corporation is not required to establish any sinking fund or other fund or account for the benefit of the holders of the Series AA Preferred Stock.

XI.

NO RE-ISSUANCE OF SERIES AA PREFERRED STOCK

No share or shares of Series AA Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued as Series AA Preferred Stock, and all such shares shall be canceled, retired and eliminated from the shares of Series AA Preferred Stock that the Corporation shall be authorized to issue; provided, however, that such shares shall be returned to the status of undesignated and unissued shares of preferred stock of the Corporation.

XII.

NOTICES

Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "notice") required or permitted with respect to the Series AA Preferred Stock must be in writing and either delivered personally or sent by United States mail, postage prepaid. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by United States mail to the holders of the Series AA Preferred Stock will be deemed given on the date it is deposited in the United States mail. A notice that is sent by United States mail to the Corporation will be deemed given only upon receipt by the Corporation. Notices to a holder of Series AA Preferred Stock shall be given at the last known address of such holder on the Corporation's books and records. Notices to the Corporation shall be given at the Corporation's principal address on file with the Colorado Secretary of State and directed to the attention of the Corporation's Chief Executive Officer.

EXHIBIT B

GLOBAL MED TECHNOLOGIES, INC.

DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF SERIES BB CONVERTIBLE PREFERRED STOCK

Pursuant to the authority expressly granted to and vested in the Board of Directors of Global Med Technologies, Inc. (the "Corporation") under the Colorado Business Corporations Act and by Article II of the Corporation's Articles of Incorporation (the "Articles"), there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, $.01 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

I.

DESIGNATION AND AMOUNT

A series of convertible preferred stock is hereby designated as "Series BB Convertible Preferred Stock" in the amount of Six Hundred Seventy Five Thousand Three Hundred Eighty Six (675,386) shares (the "Series BB Preferred Stock").

II.

RANK

The Series BB Preferred Stock shall be junior to the Corporation's Series AA Convertible Preferred Stock and senior to the Corporation's common stock, $.01 par value (the "Common Stock"), and all other series, existing and future, of preferred stock, including, without limitation, the Corporation's Series A Preferred Stock.

III.

DIVIDENDS

The holders of outstanding shares of Series BB Preferred Stock shall not be entitled to receive dividends.

IV.

PREFERENCE ON LIQUIDATION

A. Series BB Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the outstanding shares of

Series BB Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings, after any required payment is made in respect to the shares of Series AA Convertible Preferred Stock and before any payment is made in respect of the shares of Common Stock or any other series, existing or future, of preferred stock, an amount equal to $0.42 per share of Series BB Preferred Stock, with the number of shares appropriately adjusted in accordance with the provisions of Article VI (the "Series BB Preference Price").

B. Certain Transactions. The following shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Article IV:

1. A merger, consolidation or reorganization of the Corporation;

2. A sale or other transfer of all or substantially all of the Corporation's assets;

3. A sale of any or all of the Corporation's capital stock;

4. A purchase or redemption of any or all of the Corporation's capital stock; or

5. The Corporation's payment of a dividend or distribution from funds legally available therefor.

V.

VOTING

The holders of Series BB Preferred Stock shall not be entitled to vote on any matters submitted or required to be submitted to a vote of the shareholders of the Corporation, except as otherwise required by law or expressly provided herein, in which case every holder of Series BB Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series BB Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. In each such case, except as otherwise required by law or expressly provided herein, the holders of shares of Series BB Preferred Stock and Common Stock shall vote together and not as separate classes.

VI.

CONVERSION

The holders of the outstanding shares of Series BB Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

A. Right to Convert. Each share of Series BB Preferred Stock shall be convertible, at the option of the holder thereof, to shares of the Corporation's common stock at any time after the closing market price for the Corporation's common stock for any day reaches $0.75 per share or more (regardless of whether the closing market price subsequently declines to below $0.75 per share), in whole or in part, upon written notice to the Corporation, at the rate of one (1) share of common stock per share of Series BB Preferred Stock (the "Series BB Conversion Rate").

B. Mechanics of Conversion. Each holder of outstanding shares of Series BB Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series BB Preferred Stock being converted (the "Conversion Notice"). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay all declared but unpaid dividends on the shares of Series BB Preferred Stock being converted. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series BB Preferred Stock to be converted together with the Conversion Notice (the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

C. Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series BB Preferred Stock was filed with the Colorado Secretary of State (the "Filing Date") effects a division of the outstanding shares of Common Stock, the Series BB Conversion Rate shall be proportionately increased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the Series BB Conversion Rate shall be proportionately decreased. Any adjustment under this Section C shall be effective on the close of business on the date such division or combination becomes effective.

D. Adjustment for Certain Dividends and Distributions. If the Corporation at any time, or from time to time, after the Filing Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Series BB Conversion Rate shall be increased, as of the time of such payment or, in the event a record date is fixed, as of the close of business on such record date, by dividing the Series BB Conversion Rate by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date and (2) the denominator of which shall be (a) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date plus (b) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, the Series BB Conversion Rate shall not be decreased as of the close of business on such record date as hereinabove provided as to the

portion not fully paid or distributed and, thereafter, the Series BB Conversion Rate shall be decreased pursuant to this Section D as of the date or dates of actual payment of such dividend or distribution.

E. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Corporation other than (i) shares of Common Stock or (ii) rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the holders of outstanding shares of Series BB Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their respective shares of Series BB Preferred Stock been converted into shares of Common Stock on the date of such event and had such holders thereafter, from the date of such event to and including the actual Conversion Date of their shares, retained such securities, subject to all other adjustments called for during such period under this Article VI with respect to the rights of the holders of the outstanding shares of Series BB Preferred Stock.

F. Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Filing Date, the number of shares of Common Stock issuable upon conversion of the shares of Series BB Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article VI), then in any such event each holder of outstanding shares of Series BB Preferred Stock shall have the right thereafter to convert such shares of Series BB Preferred Stock into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which such shares of Series BB Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Article VI.

G. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Article VI), a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that: (i) the holders of outstanding shares of Series BB Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series BB Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in accordance with the provisions of this Article VI with respect to the rights of the holders of the outstanding shares of Series BB Preferred Stock after

the capital reorganization, merger, consolidation, or sale; and (ii) the provisions of this Article VI (including adjustment of the Series BB Conversion Rate and the number of shares into which the shares of Series BB Preferred Stock may be converted) shall be applicable after that event and be as nearly equivalent to such Conversion Rates and number of shares as may be practicable.

H. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series BB Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

VII.

RESTRICTIONS AND LIMITATIONS

So long as any shares of Series BB Preferred Stock remain outstanding, the Corporation, without the approval by vote or written consent of the holders of a majority of the then outstanding shares of Series BB Preferred Stock, voting as a separate class, shall not take any action that would:

A. Alter or change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series BB Preferred Stock, or

B. Increase the authorized number of shares of the Series BB Preferred Stock.

VIII.

RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION

The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series BB Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series BB Preferred Stock.

IX.

PAYMENT OF TAXES UPON CONVERSION

The holder of shares of Series BB Preferred Stock shall pay any and all taxes, including, without limitation, issue, transfer and income taxes, and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of such shares of Series BB Preferred Stock.

X.

REDEMPTION

The Series BB Preferred Stock shall not be subject to redemption, further calls or assessments by the Corporation. The Corporation is not required to establish any sinking fund or other fund or account for the benefit of the holders of the Series BB Preferred Stock.

XI.

NO RE-ISSUANCE OF SERIES BB PREFERRED STOCK

No share or shares of Series BB Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued as Series BB Preferred Stock, and all such shares shall be canceled, retired and eliminated from the shares of Series BB Preferred Stock that the Corporation shall be authorized to issue; provided, however, that such shares shall be returned to the status of undesignated and unissued shares of preferred stock of the Corporation.

XII.

NOTICES

Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "notice") required or permitted with respect to the Series BB Preferred Stock must be in writing and either delivered personally or sent by United States mail, postage prepaid. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by United States mail to the holders of the Series BB Preferred Stock will be deemed given on the date it is deposited in the United States mail. A notice that is sent by United States mail to the Corporation will be deemed given only upon receipt by the Corporation. Notices to a holder of Series BB Preferred Stock shall be given at the last known address of such holder on the Corporation's books and records. Notices to the Corporation shall be given at the Corporation's principal address on file with the Colorado Secretary of State and directed to the attention of the Corporation's Chief Executive Officer and Secretary.

GLOBAL MED TECHNOLOGIES, INC.

DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF SERIES A PREFERRED STOCK

---

1. Designations and Amount. 100,000 shares of the Company's authorized preferred stock, par value $.01 per share, are designated as shares of Series A Preferred Stock (the "Series A Preferred Stock").

2. Rank. The Series A Preferred Stock shall be senior to the Common Stock.

3. Dividends. The holders of the Series A Preferred Stock shall be entitled to dividends when, as and if declared on the same basis as holders of the Company's $.01 par value common stock (the "Common Stock") or other series of preferred stock, subject to adjustment as provided in paragraph 7, below.

4. Liquidation Rights.

(a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the then-applicable conversion price per share, plus any cumulative unpaid dividends, subject to adjustment as provided in paragraph 7 below.

(b) None of the following events shall be treated as or deemed to be a liquidation hereunder:

(i) A merger, consolidation or reorganization of the Company;

(ii) A sale or other transfer of all or substantially all of the Company's assets;

(iii) A sale of the Company's capital stock;

(iv) A purchase or redemption by the Company of stock of any class; or

(v) Payment of a dividend or distribution from funds legally available therefor.

5. Voting Rights. The holders of the Series A Preferred shares shall be entitled to vote on all matters and vote as a single class with the Common Stock and other series of preferred stock, except that the holders of Series A Preferred are entitled to elect as a class one director to the

Corporation's Board of Directors. The holders of Series A Preferred also are entitled to participate with the holders of Common Stock in electing the remaining directors.

6. Conversion. The Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Holder's Optional Right to Convert. Each share of Series A Preferred Stock shall be convertible into shares of the Company's Common Stock at the option of the holder.

(b) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of the Company's Common Stock upon closing of a firm commitment underwritten public offering of the Company's Common Stock yielding gross proceeds of not less than $15 million at a public offering price of not less than $3.75 per share.

(c) Conversion Basis. Each share of Series A Preferred Stock shall be convertible into one share of Common Stock (the "Conversion Basis"), subject to adjustment as provided in paragraph 7 below.

(d) Mechanics of Optional Conversion. Before the holder of the Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall (i) give written notice to the Company, at the office of the Company or of its transfer agent for the Common Stock or the Series A Preferred Stock, that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted and (ii) surrender the certificate or certificates therefor, duly endorsed. Thereupon the Company shall promptly issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. The conversion shall be deemed to have been made and the resulting shares of Common Stock shall be deemed to have been issued immediately prior to the close of business on the date of such notice and surrender of the shares of Series A Preferred Stock.

(e) Mechanics of Mandatory Conversion. Upon closing of a firm commitment underwritten public offering of the Company's Common Stock yielding gross proceeds of not less than $15 million at a public offering price of not less than $3.75 per share, each share of Series A Preferred Stock shall be automatically converted into shares of the Company's Common Stock. No action is required to be taken by the Company or the holder of the Series A Preferred Stock in order to effect the conversion. The conversion shall be deemed to have been made and the resulting shares of Common Stock shall be deemed to have been issued as of the date of the closing of such public offering.

7. Adjustments to the Conversion Basis, Dividends, and Liquidation Preference.

(a) Stock Splits and Combinations. At any time after the Company first issues the Series A Preferred Stock and while any of the shares of Series A Preferred Stock remain outstanding, if the Company shall effect a subdivision or combination of the Common Stock, the Conversion Basis, dividend rate, and liquidation preference then in effect immediately before that subdivision or

combination shall be proportionately adjusted. For example, if the Company accomplishes a 10:1 reverse stock split, following the reverse stock split each ten shares of Series A Preferred Stock shall be convertible into one share of Common Stock; and the liquidation preference, which is based on the number of shares of Preferred Stock outstanding will remain the same. Any adjustment under this Paragraph 7 shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Reclassification, Exchange or Substitution. At any time after the Company first issues the Series A Preferred Stock and while any of the shares of Series A Preferred Stock remain outstanding, if the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein. Dividend rates and liquidation preference will also be equitably adjusted.

(c) Reorganization, Mergers, Consolidations or Sales of Assets. At any time after the Company first issues the Series A Preferred Stock and while any of the shares of Series A Preferred Stock remain outstanding, if there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, at least thirty days' notice of such proposed reorganization, merger, consolidation, or sale of assets shall be given to all record holders of the Series A Preferred Stock. (A) If any holder converts his Series A Preferred Stock into Common Stock prior to the completion of the reorganization, merger, consolidation, or sale of assets, such holder shall participate in the transaction as any other holder of Common Stock. (B) If any holder does not convert his Series A Preferred Stock into Common Stock, then such holder shall be entitled to convert his Series A Preferred Stock in accordance with the Plan of Reorganization, Merger, Consolidation, or Sale of Assets that may have been agreed between the Company and the other party thereto, and the liquidation preference and dividend rates shall be determined equitably in accordance with the Plan.

(d) Notices of Record Date. In the event of any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidating, or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and

the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(f) Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

(g) Notices. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Series A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(h) Payment of Taxes. The Holder of the Series A Preferred Stock will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

8. Restrictions and Limitations.

(a) So long as any shares of Series A Preferred Stock remain outstanding, the Company, without the vote or written consent by the holders of a majority of the then outstanding shares of Series A Preferred Stock voting as a single class, shall not purchase, redeem, or otherwise acquire (or pay into or set aside a sinking fund for such purpose), any of the Common Stock; or

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Company, without the approval by vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, shall not take any action which would:

(i) Alter or change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series A Preferred Stock, or

(ii) Increase the authorized number of shares of the Series A Preferred Stock.

9. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of conversion or otherwise shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of preferred stock of the Company.

10. Redemption. Upon 30 days notice, holders of a majority of Series A Preferred Stock may elect to cause the Corporation to redeem up to one-third of the Series A Preferred Stock originally issued on each of the fifth, sixth and seventh anniversaries of January 31, 1996. The redemption price shall be $3.75 per share, plus any accrued but unpaid dividends. The Series A Preferred Stock shall not be subject to further calls or assessments by the Corporation. The Company is not required to establish any sinking fund or other fund for the benefit of the holders of the Series A Preferred Stock.

92351

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20081241675 C
$ 275.00
SECRETARY OF STATE
05-01-2008 11:38:37

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19891060626

1. Entity name: GLOBAL MED TECHNOLOGIES, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ____________________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________________ *(mm/dd/yyyy)*

   OR

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ____________________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Blanck	Jan		
(Last)	(First)	(Middle)	(Suffix)

K&L Gates

(Street name and number or Post Office information)

200 S. Biscayne Blvd.

Miami	FL	33131
(City)	(State)	(Postal/Zip Code)
	United States	
(Province – if applicable)	(Country – if not US)	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

NOTICE:

This "image" is merely a display of information that was filed electronically. It is not an image that was created by optically scanning a paper document.

No such paper document was filed. Consequently, no copy of a paper document is available regarding this document.

Questions? Contact the Business Division. For contact information, please visit the Secretary of State's web site.

GLOBAL MED TECHNOLOGIES, INC.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 7-106-101 OF THE
COLORADO BUSINESS CORPORATION ACT

The undersigned, Michael I. Ruxin, M.D. and Kim Geist, do hereby certify that:

1. They are the ~~President~~ Chairman and Secretary, respectively, of Global Med Technologies, Inc., a Colorado corporation (the "Corporation").

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, 3,500,000 of which have been issued.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.01 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 9,975 shares of the preferred stock which the corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:"Alternate Consideration" shall have the meaning set forth in Section 7(e).

"Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Base Conversion Price" shall have the meaning set forth in Section 6(b).

"Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Holders' obligations to pay the Subscription Amount and (ii) the Corporation's obligations to deliver the Securities have been satisfied or waived.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $.01 per share, and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Amount" means the sum of the Stated Value at issue.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Price" shall have the meaning set forth in Section 6(b).

"Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

"Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

"Dilutive Issuance" shall have the meaning set forth in Section 7(b).

"Dilutive Issuance Notice" shall have the meaning set forth in Section 7(b).

"Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

"Equity Conditions" shall mean, during the period in question, (i) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (ii) there is an effective Conversion Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iii) the Common Stock is trading on the Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (iv) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (v) there is then existing no Triggering Event or event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (vi) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 6(c) and (vii) no public announcement of a pending or proposed Fundamental Transaction or acquisition transaction has occurred that has not been consummated.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since

the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

"Fundamental Transaction" shall have the meaning set forth in Section 7(e).

"Holder" shall have the meaning given such term in Section 2.

"Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities which are explicitly senior or pari passu in rights or liquidation preference to the Preferred Stock.

"Liquidation" shall have the meaning given such term in Section 5.

"New York Courts" shall have the meaning given such term in Section 11(d).

"Notice of Conversion" shall have the meaning given such term in Section 6(a).

"Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Permitted Indebtedness" shall mean (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(gg) attached to the Purchase Agreement and (b) lease obligations and purchase money Indebtedness of up to $500,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets and trade payables and debt incurred in the ordinary course of business (other than debt incurred to borrow money).

"Permitted Lien" shall mean the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien and (c) Liens incurred in

connection with Permitted Indebtedness under clause (b) thereunder provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

"Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Preferred Stock" shall have the meaning given such term in Section 2.

"Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Share Delivery Date" shall have the meaning given such term in Section 6(e).

"Stated Value" shall have the meaning given such term in Section 2.

"Subscription Amount" shall mean, as to each Purchaser, the amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Purchaser's name on the signature page of the Purchase Agreement and next to the heading "Subscription Amount", in United States Dollars and in immediately available funds.

"Subsidiary" shall have the meaning given to such term in the Purchase Agreement.

"Threshold Period" shall have the meaning set forth in Section 8(a).

"Trading Day" means a day on which the Common Stock is traded on a Trading Market.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

"Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

"Triggering Event" shall have the meaning set forth in Section 9(a).

"Triggering Redemption Amount" for each share of Preferred Stock means 130% of the Stated Value.

"Triggering Redemption Payment Date" shall have the meaning set forth in Section 9(b).

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be up to 9,975 (which shall not be subject to increase without the consent of all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividends.

a) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any securities of the Company unless a proportional amount is paid to the holders of the Preferred Stock on an as converted basis, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

b) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 7-106-101 of the Colorado Business Corporation Act) in respect of the Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date without prior written consent of a majority in interest of the Holders. The Corporation also acknowledges and agrees that it shall not create any special reserves under the Colorado Business Corporation Act without the prior written consent of each Holder.

Section 4. Voting Rights. The Preferred Stock shall have voting rights on an as-converted basis. Except as otherwise provided herein and as otherwise required by law, no Holder shall have aggregate voting rights, on an as-converted basis, in excess of 9.99% of the then issued and outstanding Common Stock, which shall include shares of Common Stock then currently beneficially owned by the Holder together with Conversion Shares. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

Section 5. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be treated as if the Preferred Stock had been converted, on the terms set forth herein, into shares of Common Stock immediately prior to such Liquidation.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date that is at least 72 hours after the time that the Holder delivers

such Notice of Conversion to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

b) Conversion Price. The conversion price for the Preferred Stock shall equal $.72 (the "Conversion Price") subject to adjustment herein.

c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, such Holder (together with such Holder's Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder's Affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of which shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this

restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock. The holders of Common Stock of the Company shall be third party beneficiaries of this Section 6(c) and the Company may not waive this Section 6(c) without the consent of holders of a majority of its Common Stock.

d) [RESERVED]

e) Mechanics of Conversion

i. Delivery of Certificate Upon Conversion. Not later than 5 Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock and (B) a bank check in the amount of accrued and unpaid dividends. After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the

certificates representing the shares of Preferred Stock tendered for conversion.

ii. Obligation Absolute. The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and/or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained and the Corporation posts a surety bond for the benefit of the Holder in the amount of 150% of the Stated Value of Preferred Stock outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon the conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other Holders of the Preferred Stock), not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so

issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

iv. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Stock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales. While the Preferred Stock is outstanding, the Corporation or any Subsidiary thereof shall not offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances collectively, a "Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, without the expressed written consent of the Holders of a majority of the outstanding Preferred Stock. Notwithstanding the foregoing, no consent will be required under this Section 7(b) in respect of an Exempt Issuance.

c) Subsequent Rights Offerings. If the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d) Pro Rata Distributions. If the Corporation, at any time while Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments

shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(e) and insuring that this Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this

Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be mailed to the Holder at its last address as its shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

Section 8. Redemption Upon Triggering Events.

a) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the Corporation will use its best efforts to ensure that the Conversion Shares Registration Statement is declared effective by the Commission on or prior to the 240th day after the Original Issue Date;

ii. the Corporation will use its best efforts to ensure that during the Effectiveness Period, the effectiveness of the Conversion Shares Registration will not lapse;

iii. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach of the Transaction Documents, provided that such failure or breach is solely within the control of the Corporation's management, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given;

iv. the Corporation shall redeem more than a de minimus number of Junior Securities;

v. there shall have occurred a Bankruptcy Event;

vi. the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than fifteen Trading Days, which need not be consecutive Trading Days.

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (i) with respect to the Triggering Events set forth in Sections 8(a)(iii), (iv), and (v)(as to voluntary filings within the sole control of the Corporation's management only), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount; or (ii) at the option of the Holder and with respect to the Triggering Events set forth in Sections 8(a)(i), (ii), and (v) (as to involuntary filings only) and (vi), either (A) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by the Conversion Price; provided, that in no event shall the number of shares of Common Stock to be issued under clause (A) above exceed the number of authorized but unissued shares of Common Stock of the Corporation at the time of such redemption, and as to any remaining unredeemed Preferred Stock, it shall remain as Preferred Stock. For purposes of this

Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount.

Section 9. Negative Covenants.

Except with the written consent of a majority of the shares of Preferred Stock then outstanding, so long as any shares of Preferred Stock are outstanding, the Corporation will not and will not permit any of its Subsidiaries to directly or indirectly:

a. except for Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b. except for Permitted Liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c. amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder;

d. repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents (not to exceed one percent of the Corporation's outstanding shares of Common Stock) other than as to the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents;

e. enter into any agreement with respect to any of the foregoing; or

f. pay cash dividends or distributions on any equity securities of the Corporation.

Section 10. Miscellaneous.Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (303) 238-3734, **Attn: Michael I. Ruxin** or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to

5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b. Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c. Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

d. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable

law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e. Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

f. Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

g. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i. Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. In case any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock, but shall not be designated as Series A Preferred Stock.

****

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Colorado law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 29th day of March 2006.

Name: Michael I. Ruxin, MD.
Title: Chairman & CEO

Name: Kim Geist
Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.01 per share (the "Common Stock"), of Global Med Technologies, Inc., a Colorado corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Preferred Stock owned prior to Conversion: ____________

Number of shares of Preferred Stock to be Converted: ______________

Stated Value of shares of Preferred Stock to be Converted: ____________

Number of shares of Common Stock to be Issued: ______________

Applicable Conversion Price: ______________________________

Number of shares of Preferred Stock subsequent to Conversion: ____________

[HOLDER]

By: ______________________
Name:
Title:

STATE OF COLORADO
DEPARTMENT OF STATE

I hereby certify that this is a true copy of Document No. 20081241675 consisting of 23 pages filed by the Colorado Secretary of State in the records of the Secretary of State.

Secretary of State

By   5/1/08
                      Date

Colorado Secretary of State
Date and Time: 11/14/2008 12:05 PM
ID Number: 19891060626

Document number: 20081600385
Amount Paid: $25.00

E-Filed

Document processing fee	
If document is filed on paper	$125.00
If document is filed electronically	**$ 25.00**

Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19891060626

1. Entity name: GLOBAL MED TECHNOLOGIES, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Fleisher	Mark		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

K&L Gates, LLP

200 S. Biscayne Blvd., Suite 3900

(Street name and number or Post Office information)

Miami	FL	33131
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

GLOBAL MED TECHNOLOGIES, INC.,
a Colorado corporation

ATTACHMENT TO ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION

This Attachment to Articles of Amendment to the Amended and Restated Articles of Incorporation of Global Med Technologies, Inc., a Colorado corporation (the "Corporation") is to be attached to and made a part of the Articles of Amendment filed pursuant to §§ 7-90-301 and 7-110-106, C.R.S.

The amendment is as follows:

An additional paragraph is added to Article VII of the Amended and Restated Articles of Incorporation, reading as follows:

> Notwithstanding anything to the contrary in these Amended and Restated Articles of Incorporation, any matter to be approved by the Corporation's shareholders, whether pursuant to these Amended and Restated Articles of Incorporation, the Bylaws of the Corporation, the Colorado Business Corporation Act or any other applicable law or regulation, may, in lieu of being approved by vote of the shareholders of the Corporation at an annual or special meeting, be approved if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted deliver to the Corporation a written consent to such action in accordance with § 7-107-104 of the Colorado Business Corporation Act.